Exhibit 10.7

AMENDED AND RESTATED EXPENSE SUPPORT AGREEMENT

This AMENDED AND RESTATED EXPENSE SUPPORT AGREEMENT (the “Agreement”) is dated as of June 30, 2017 and effective as of July 1, 2017 (“Effective Date”) by and among Black Creek Industrial REIT IV Inc., a Maryland corporation (the “Corporation”), BCI IV Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and BCI IV Advisors LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH

WHEREAS, the Corporation, the Operating Partnership and the Advisor are parties to the Fourth Amended and Restated Advisory Agreement, dated as of June 30, 2017 and effective as of July 1, 2017 (the “Advisory Agreement”) and capitalized terms not otherwise defined herein shall have the meanings given them in the Advisory Agreement;

WHEREAS, pursuant to the Advisory Agreement, the Advisor manages the day-to-day activities and implements the investment strategy of the Corporation and is paid certain fees for these services;

WHEREAS, the Corporation and the Operating Partnership have requested that the Advisor help reduce certain of the Corporation’s expenses in certain circumstances as noted in this Agreement;

WHEREAS, the Advisor, in its pursuit to carry on a viable trade or business, has agreed to help reduce certain of the Corporation’s expenses, in its ordinary course in certain circumstances as noted in this Agreement, which assistance is similar to assistance provided by other entities engaged in the Advisor’s business to affect the marketability of the corporate entity which they advise; and

WHEREAS, the parties hereto are party to the Expense Support Agreement, dated as of October 27, 2016 and effective as of October 1, 2016 (the “Initial Agreement”).

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree that the Initial Agreement shall be and hereby is amended and restated as follows:

1.              DEFINITIONS

As used in this Agreement, the following terms have the definitions hereinafter indicated:

Baseline Distributions.  The aggregate gross cash distributions that are declared on all shares of the Corporation’s common stock, which shall be calculated based on the aggregate distribution rate for Class I shares of the Corporation’s common stock authorized by the Board of Directors of the Corporation for such quarter.

FFO.  Funds from Operations, as reported in the Corporation’s periodic reports filed with the Securities and Exchange Commission.

Excess.  An “Excess” occurs when the sum of (i) the Corporation’s FFO for a quarter, (ii) the Corporation’s acquisition expenses, and (iii) the Performance Component of the Advisory Fee for that quarter is greater than the Baseline Distributions for the record dates of that quarter.

Shortfall.  A “Shortfall” occurs when the sum of (i) the Corporation’s FFO for a quarter, (ii) the Corporation’s acquisition expenses, and (iii) the Performance Component of the Advisory Fee for that quarter is less than the Baseline Distributions for the record dates of that quarter.

2.              DEFERRAL OF FIXED COMPONENT OF ADVISORY FEES.  For the third quarter of 2017 and ending upon the termination or expiration of this Agreement:

a.              If, in a given calendar quarter, there is a Shortfall, then some or all of the  Fixed Component otherwise payable by the Corporation to the Advisor with respect to that quarter shall be deferred as set forth in this Section 2(a).  The amount of the Fixed Component to be deferred for the given quarter, if any, shall equal the lesser of (i) the amount of the Shortfall for that quarter, or (ii) the entire Fixed Component otherwise payable by the Corporation to the Advisor with respect to that quarter.

b.              Because the Fixed Component is payable monthly by the Corporation to the Advisor, the Advisor shall refund to the Corporation any portion of the Fixed Component previously paid to the Advisor with respect to a given calendar quarter in excess of the amount that should have been paid to the Advisor with respect to such calendar quarter after taking into account the Fixed Component required to be deferred with respect to such calendar quarter in accordance with Section 2(a).  Any such refund of the Fixed Component payable pursuant to this Section 2(b) shall be paid by the Advisor to the Corporation within ten (10) calendar days following the filing by the Corporation of its first periodic report with the Securities and Exchange Commission on Form 10-K or Form 10-Q, as applicable, after the calendar quarter with respect to which such Fixed Component was paid.

c.               If, in a given calendar quarter, there is an Excess, then the amount of the Fixed Component deferred for the given quarter shall equal zero.

Any amount of the Fixed Component deferred pursuant to this Section 2 shall be referred to hereinafter as a “Deferred Fixed Component Amount.”  All Deferred Fixed Component Amounts shall be subject to conditional reimbursement in accordance with the terms of Section 5 of this Agreement.

3.              EXPENSE SUPPORT PAYMENTS.  For the third quarter of 2017 and ending upon the termination or expiration of this Agreement, if, in a given calendar quarter, a Shortfall occurs, and the Deferred Fixed Component Fee is not sufficient to satisfy the Shortfall for such quarter (“Deficiency”) the Advisor shall fund, directly or indirectly, certain expenses of the Corporation or the Operating Partnership, including but not limited to general and administrative expenses and interest expense in an amount equal to the Deficiency.  Any payment made by the Advisor pursuant to this Section 3 to fund, directly or indirectly, expenses of the Corporation or the Operating Partnership shall be referred to hereinafter as a “Deficiency Support Payment.”  All Deficiency Support Payments as defined in this Section 3 and “Deficiency Support Payments” as defined in and paid by the Advisor under the Initial Agreement (collectively, the “Aggregate Deficiency Support Payments”) shall be subject to conditional reimbursement in accordance with the terms of Section 5 of this Agreement. If the sum of all Deficiency Support Payments made with respect to a given calendar quarter causes the Corporation to have an Excess for such quarter, the Corporation shall refund to the Advisor the amount of Expense Support Payments necessary to eliminate the Excess for such quarter.  Except as specifically provided herein, this Agreement shall supersede the Initial

Agreement, and shall govern all deferrals and payments with respect to the third quarter of 2017 through the third quarter of 2020.

4.              CAP ON DEFERRED FIXED COMPONENT AMOUNTS AND DEFICIENCY SUPPORT PAYMENTS.  In no event will the aggregate of the Deferred Fixed Component Amounts and Deficiency Support Payments, inclusive of all amounts paid by the Advisor pursuant to Sections 2 and 3 of the Initial Agreement exceed $15 million (the “Maximum Amount”).

5.              CONDITIONAL REIMBURSEMENT. Deferred Fixed Component Amounts and Aggregate Deficiency Support Payments (collectively referred to hereinafter as “Reimbursable Amounts”) shall be reimbursed by the Corporation to the Advisor subject to the following terms and conditions:

a.              Expiration of Reimbursable Amounts. Reimbursable Amounts shall, pursuant to Section 5(c) hereof, be reduced on a dollar for dollar basis upon their reimbursement by the Corporation to the Advisor. Any Reimbursable Amount not reimbursed by the Corporation to the Advisor within three years after the end of the calendar quarter in which such Reimbursable Amount originated shall be deemed expired, and the Corporation’s obligation to reimburse such Reimbursable Amount to the Advisor shall be cancelled, but only as to that portion of the Reimbursable Amount.

b.              Dollar Amount of Reimbursements. If, in a given calendar quarter, there exists an Excess, then the Corporation shall make a reimbursement to the Advisor in an amount equal to the lesser of (i) the amount of the Excess for that quarter, or (ii) the sum of all Reimbursable Amounts that have not expired or been repaid.

c.               Priority of Reimbursements. Any reimbursement made by the Corporation to the Advisor pursuant to Section 5(b) shall be applied to Reimbursable Amounts that have not expired or been repaid in the order of oldest to newest.

d.              Reimbursement Upon Liquidity Event. In connection with the completion of a Liquidity Event, the Corporation shall reimburse the Advisor for any Reimbursable Amounts that have not expired or been repaid pursuant to Section 5(a); provided that the Corporation shall reimburse the Advisor under this Section 5(d) only if the Advisor or the Sponsor, as applicable, would be entitled to be paid the Performance Component pursuant to Paragraph 9(a) of the Advisory Agreement; and provided further that the amount of the reimbursement shall equal the lesser of (i) the sum of all Reimbursable Amounts that have not expired or been repaid, or (ii) the maximum amount permitted to be reimbursed without causing the stockholders of the Corporation to receive less than the Hurdle Amount. The Corporation shall pay such reimbursement to the Advisor prior to any payment of any other distribution to any other party in connection with the Liquidity Event. After the Corporation has reimbursed the Advisor to the extent permissible under this Section 5(d), the Corporation shall have no further obligation to pay, and the Advisor shall have no further right to receive, any additional reimbursement of any Reimbursable Amounts.

e.               Termination Without Cause. In the event of a termination of the Advisory Agreement by the Corporation without Cause and not in connection with the completion of a Liquidity Event, any Reimbursable Amounts that have not expired or been repaid pursuant to Section 5(a) shall become immediately due and payable.

f.                Non-Interest Bearing. The Corporation’s obligation to reimburse the Advisor the Reimbursable Amounts pursuant to this Section 5 shall be a non-interest bearing obligation.

g.               No Clawback. The Advisor’s obligations in the event of a Shortfall are limited solely to those obligations described in Sections 2, 3 and 4 of this Agreement. The occurrence of a Shortfall in any given calendar quarter shall not entitle the Corporation to receive any refund of any amounts previously reimbursed pursuant to this Section 5 or of any amount of the Fixed Component (or other amounts) previously paid by the Corporation to the Advisor except as specified in Section 2(b) of this Agreement. Notwithstanding this Section 5(g), the terms of Section 12 of the Advisory Agreement shall continue to apply to all reimbursements of Total Operating Expenses paid to the Advisor; provided, however, that if Section 12 of the Advisory Agreement prohibits the payment of all or a portion of a reimbursement payable by the Corporation to the Advisor pursuant to this Section 5 for a calendar quarter, then such reimbursement shall be deemed to have been earned by the Advisor in such calendar quarter and any portion of the reimbursement that is not permitted to be paid to the Advisor pursuant to Section 12 of the Advisory Agreement shall be paid by the Corporation in the next calendar quarter in which Section 12 of the Advisory Agreement permits such reimbursement.

h.              Termination of Advisory Agreement. Except as described in Sections 5(d) and 5(e) hereof, in the event of a termination or expiration of the Advisory Agreement, any Reimbursable Amounts that have not expired or been repaid pursuant to Section 5(a) will not become immediately due and payable. Notwithstanding the foregoing, the agreements contained in this Section 5 shall survive any such termination or expiration of the Advisory Agreement and shall remain operative and in full force and effect.

6.              TERM; SURVIVAL.  This Agreement shall continue in full force and effect until June 30, 2020; provided, however, that (i) any obligation of the Advisor to make payments pursuant and subject to Sections 2, 3 and 4 of this Agreement with respect to the calendar quarter ending June 30, 2020, shall remain operative and in full force and effect and shall survive the expiration of this Agreement (but not any earlier termination in accordance with Section 7 below) and (ii) the agreements contained in Section 5 of this Agreement shall remain operative and in full force and effect and shall survive any termination or expiration of this Agreement.

7.              TERMINATION.  This Agreement may be terminated at any time, and without payment of any penalty, by a majority of the independent directors of the Corporation, upon thirty (30) days’ prior written notice to the Advisor.  This Agreement and the Advisor’s obligations under Section 2 and Section 3 hereof shall immediately terminate upon the earlier to occur of (a) the termination or non-renewal of the Advisory Agreement by the Corporation; (b) the delivery by the Corporation of notice to the Advisor of the Corporation’s intent to terminate or not renew the Advisory Agreement; (c) a Liquidity Event; or (d) the Maximum Amount has been reached pursuant to Section 4. At the Advisor’s election, which election shall be evidenced by written notice from the Advisor to the Corporation, this Agreement and the Advisor’s obligations under Section 2 and Section 3 hereof shall immediately terminate upon the modification of the calculation of FFO by the Corporation.  Notwithstanding anything in this Section 7 to the contrary, the agreements contained in Section 5 of this Agreement shall remain operative and in full force and effect and shall survive any such termination or expiration.

8.              NOTICES.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth in the Advisory Agreement.

9.              ASSIGNMENT.  This Agreement may be assigned by the Advisor to an Affiliate or Affiliates with the approval of a majority of the independent directors of the Corporation; provided, however, the Advisor shall not assign the agreements contained in Section 2 of this Agreement to an Affiliate or Affiliates unless the Advisor has also assigned its right to receive the Fixed Component under the Advisory Agreement to such Affiliate or Affiliates.  The Advisor may assign any rights to receive any amounts payable to the Advisor pursuant to this Agreement without obtaining the approval of the Corporation’s Board of Directors. This Agreement shall not be assigned by the Corporation or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Corporation or the Operating Partnership of its obligations hereunder to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Corporation or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation and the Operating Partnership are bound by this Agreement.

10.       SEVERABILITY.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part; provided, however, that if the terms of Section 5 of this Agreement are held to be unenforceable, then the Advisor may, at its option, immediately terminate Sections 2 and 3 of this Agreement.

11.       GOVERNING LAW / ATTORNEY’S FEE.  This Agreement shall be interpreted under the laws of the State of Colorado without regard to the conflict of law principles thereof.  Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction located in Denver, Colorado, and the parties hereto consent to venue and personal jurisdiction in any such court.  The substantially prevailing party in any such litigation shall recover its reasonable attorney’s fees and costs (including those of appeal).

12.       ENTIRE AGREEMENT.  For so long as this Agreement shall be in force, the terms of this Agreement shall control in the event of any conflict with the terms of the Advisory Agreement that relate to the subject matter hereof.  This Agreement shall not, in any other way, effect, modify, amend or supersede any other terms of the Advisory Agreement and, specifically, shall not in any way impact the terms of the Advisory Agreement regarding the payment of other fees and expense reimbursements to the Advisor.  This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective permitted successors or assignees.

13.       INDULGENCES, NOT WAIVERS.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver or any right, remedy, power or privilege under this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

14.       GENDER.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

15.       TITLES NOT TO AFFECT INTERPRETATION.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.       EXECUTION IN COUNTERPARTS.  This Agreement may be executed by facsimile or PDF in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on June 30, 2017.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

BCI IV OPERATING PARTNERSHIP LP

By:	Black Creek Industrial REIT IV Inc., its Sole General Partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director, Chief Financial Officer

BCI IV ADVISORS LLC

By:	BCI IV Advisors Group LLC, its Sole Member

By:	/s/ Evan H. Zucker
Name:	Evan H. Zucker
Title:	Manager